Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ARI Network Services, Inc. 2000 Stock Option Plan and 2000 Employee Stock Purchase Plan of our report dated September 19, 2002, except for Note 4 as to which the date is April 24, 2003, with respect to the financial statements and schedules of ARI Network Services, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Milwaukee, Wisconsin

October 24, 2003